Exhibit 16.1

Securities and Exchange Commission	Our ref SecExchLtr_0506
Washington, D.C. 20549
USA
June 1, 2006
Ladies and Gentlemen:
We are currently principal accountants for Calais Resources Inc. and, under the date of September 9 2004, we reported on the consolidated financial statements of Calais Resources Inc. as of and for the years ended May 31, 2004 and 2003. On May 24, 2006, we notified Calais Resources Inc. that we declined to stand for re-election as its principal accountant for the year ending May 31, 2006 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Calais Resources Inc.’s consolidated financial statements as of and for the year ended May 31, 2005, and the issuance of our report thereon. We have read Calais Resources Inc.’s statements included under Item 4.01 of its Form 8-K, dated May 30, 2006, as amended on Form 8-K/A, dated June 1, 2006, and we agree with such statements, as amended, except that we are not in a position to agree or disagree with Calais Resources Inc.’s statement that the change of accountants was not approved by the Board of Directors, and we are not in a position to agree or disagree with Calais Resources Inc.’s statements in the fourth paragraph of Item 4.01 of the Form 8-K/A, dated June 1, 2006.
Yours truly,
/s/ KPMG LLP